UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 29, 2009

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-30406	58-2210668
(Commission File Number)	(I.R.S. Employer Identification No.

9825 Spectrum Drive, Building 3

Austin, Texas 78717

(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 29, 2009, HealthTronics, Inc. (the “Company”) entered into a Credit Agreement with JPMorgan Chase Bank, National Association, as Administrative Agent, J.P. Morgan Securities, Inc., as Arranger, Bank of America, N.A., as Syndication Agent, and the lenders party thereto (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement effected the following amendments to the Company’s existing senior credit facility: (1) extended the maturity date of the revolver to December 31, 2012; (2) increased the borrowing rate; (3) eliminated the interest coverage ratio covenant and replaced it with a fixed charge coverage ratio covenant; (4) increased the dollar limit on stock repurchases by the Company from $10 million to $20 million (but making repurchases subject to the Company maintaining a total leverage ratio of 2.00 to 1.00); and (5) other minor amendments. Except as described above, the terms of the original senior credit facility remain in effect under the Amended and Restated Credit Agreement. A copy of the Amended and Restated Credit Agreement is filed as Exhibit 10.1 hereto and is hereby incorporated into this Form 8-K by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Credit Agreement, dated as of December 29, 2009, among HealthTronics, Inc., the lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, J.P. Morgan Securities, Inc., as Arranger, and Bank of America, N.A., as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC.
(Registrant)

Dated: January 5, 2010	/S/ RICHARD A. RUSK
Richard A. Rusk
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Credit Agreement, dated as of December 29, 2009, among HealthTronics, Inc., the lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, J.P. Morgan Securities, Inc., as Arranger, and Bank of America, N.A., as Syndication Agent.

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